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                                                                      Exhibit 99


         SIONIX CORPORATION ANNOUNCES FILING OF LAWSUIT AGAINST FOUNDER

          Irvine, California (July 9, 1999). James J. Houtz, President of Sionix Corporation (OTCBB-SINX), announced the filing of a major lawsuit against Jack Moorehead, the founder of Sionix, and certain others. The action charges Moorehead, S. Donna Friedman and certain others with patent infringement, unfair competition, false advertising, fraud, breach of fiduciary duties and conspiracy in connection with their activities as officers and directors of Sionix and their activities following their departure from Sionix.

         "Since taking control of Sionix last summer, I have learned that Moorehead and his confederates are using the technology developed by Sionix in a new business that competes directly with Sionix" explained Houtz. "I also learned that significant property of Sionix, including computers, drawings, technical data and other items crucial to our business, were missing." Houtz went on to say that "in order to protect the shareholders of Sionix, who paid for the development of the technology, I felt I had no choice but to bring this action to protect their investment."

         Houtz stressed that the absence of the items has not prevented Sionix from moving forward toward production. "It slowed us down somewhat" remarked Dave Lambert, Director of Research and Development of Sionix, "but we believe we have now advanced the technology beyond the level developed while Moorehead was President."

         According to Houtz, while investigation and development of the case against Moorehead had been a distraction over the past few months, "now that the case has been filed and is in the hand of the lawyers, the Sionix management team can concentrate on the final development of our products and commencement of regular manufacturing."

         This news announcement may contain "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of Sionix Corporation to be materially different from any future results, performance or achievements expressed or implied, such as differences discussed in Management's Discussion and Analysis of the Financial Condition and Results of Operations in the Annual Report on Form 10-K and other documents filed by Sionix Corporation with the Securities and Exchange Commission.